Brent D. Fassett
(720) 566-4025
fassettbd@cooley.com
Exhibit 5.1
March 30, 2007
Alexza Pharmaceuticals, Inc.
1020 East Meadow Circle
Palo Alto, CA 94303
Ladies and Gentlemen:
We have acted as counsel to Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) covering the offering for resale of up to 2,000,000 shares of the Company’s Common Stock, $.0001 par value per share (the “Shares”) that are issuable upon exercise of a warrant to purchase the Shares (the “Warrant”) issued by the Company pursuant to the Warrant Purchase Agreement between the Company and Symphony Allegro Holdings LLC, dated as of December 1, 2006.
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, your Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon exercise of the Warrant and payment therefor in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,

Cooley Godward Kronish llp

By:	/s/ Brent D. Fassett

Brent D. Fassett
380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM